EXHIBIT 99.1
PRESS RELEASE	FOR IMMEDIATE RELEASE
October 30, 2015	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)	(252) 940-4936
	Scott McLean (CFO)	(252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports September 30, 2015 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and nine months ended September 30, 2015.

For the 2015 third quarter, net income was $1,237,000, or $0.13 per diluted common share, compared to net income of $1,154,000, or $0.12 per diluted common share for the linked 2015 second quarter, and $1,419,000 or $0.15 per diluted common share for the 2014 third quarter.

The improvement in our operating results on a linked quarter basis is due to increases in net interest income and non-interest income, and a reduction in non-interest expenses. Both net interest income as well as non-interest income results for the third quarter of 2015 were positive when compared to the quarter ended September 30, 2014. The favorable increase in our level of net interest income reflects the impact of strong earning asset growth over the past twelve months. Non-interest expenses in the current quarter exceeded that of the same quarter one year ago due primarily to infrastructure added in association with the branches acquired from Bank of America (BOA) in the fourth quarter of 2014.

Net income for the first nine months of 2015 was $3,116,000, or $0.33 per diluted common share, compared to net income of $3,940,000, or $0.41 per diluted common share earned in the first nine months of 2014. Earnings for the current nine month period were positively impacted by increases in net interest income and non-interest income, as well as lower loan loss provisions. During this same period, non-interest expenses have increased with growth of our franchise and supporting infrastructure. In addition, during the first nine-months of 2015, the Bank incurred $425,000 of one-time, pre-tax transaction expenses associated with the nine newly acquired branch offices from BOA.

Bruce Elder, President and CEO, commented, “After acquiring $170 million in deposits and only $3 million in loans through our branch transaction in December 2014, we have been focused on redeploying the resulting cash and investments into quality loans. We are pleased to report that through the first nine months of 2015, we have generated net growth in our loan portfolio of $86.9 million. After concentrating during the first quarter on ensuring that our new offices and employees reflected our YOU FIRST brand of banking, we turned our attention to new loan origination and experienced almost $78 million in net loan growth during the past six months. With a strong pipeline heading into the fourth quarter, we anticipate net loan growth to continue through the end of 2015 and into next year.”

Mr. Elder commented further, “During the quarter ended September 30, 2015, we paid our seventh consecutive quarterly cash dividend of $0.025 per share. Our dividend payments for the nine months ended September 30, 2015 represent a 23% payout ratio of diluted earnings per share. The payment of these quarterly dividends reflects the Company’s strong capital position, improved financial performance and our confidence in the future.”

Net Interest Income

Net interest income for the 2015 third quarter increased to $7.4 million from $7.2 million for the linked 2015 second quarter, and $6.6 million for the 2014 third quarter. Net interest income for the first nine months of 2015 increased to $21.7 million from $19.6 million for the comparative period one year prior. The tax equivalent net interest margin fell 4 basis points to 3.63% for the 2015 third quarter, from 3.67% for the linked 2015 second quarter, and fell 46 basis points when compared to the 4.09% for the 2014 third quarter. The tax equivalent net interest margin for the first nine months of 2015 declined by 52 basis points to 3.64%, from 4.16% for the comparative nine month period of 2014.

The Company’s margin has declined when compared to prior year periods due to a change in the mix of our earning assets coupled with reduced yields on loans and investment; however, the overall level of net interest income has increased. The change in our earning asset mix is due to an increase in bond portfolio holdings in the later portion of 2014 using the funds received from our branch acquisition transaction with BOA. A significant portion of these investments are shorter in duration and therefore have lower yields to provide additional cash flow to support future loan portfolio growth. In addition, we have experienced lower yields on our loan portfolio due to the current historically low rate environment coupled with strong competition for quality credit customers. While our yields are below historical levels, our efforts to increase our overall base of earning assets have resulted in growing net interest income. Average earning assets for the nine month period ended September 30, 2015 are $810.8 million compared to $640.8 million for the comparative period ended September 30, 2014.We anticipate our current margin to remain relatively stable over the near-term as the shift back to a more normalized earning asset mix should offset the impact of the current interest rate environment.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $10.2 million, or 1.1% of total assets at September 30, 2015, compared to $13.2 million or 1.5% of total assets at December 31, 2014. Total loans in non-accrual status were $3.5 million at September 30, 2015, compared to $5.0 million at December 31, 2014. Our level of other real estate owned (OREO) declined to $6.5 million at September 30, 2015, from $7.8 million at December 31, 2014. The Bank continues to place improving asset quality metrics as a key component of its short-term and long-term performance objectives.

The allowance for loan and lease losses (ALLL) was $7.6 million at September 30, 2015, representing 1.33% of loans and leases held for investment, compared to $7.5 million at December 31, 2014, or 1.57% of loans and leases held for investment. The Bank recorded $335,000 of provision for credit losses in the 2015 third quarter, $140,000 in the linked 2015 second quarter, and $400,000 in the comparative 2014 third quarter. For the nine months ended September 30, 2015, the Bank recorded $475,000 of provision for credit losses, compared to $1.1 million in the first nine months of 2014. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $3.8 million for the 2015 third quarter, compared to $3.6 million for the linked 2015 second quarter and $2.2 million for the 2014 third quarter.

Deposit fees and service charges totaled $2.1 million for both the 2015 third quarter and the linked 2015 second quarter. These results were improved over the $1.1 million generated for the comparative third quarter of 2014. Deposit fees and services charges represented 55.6%, 58.2% and 49.8% of total non-interest income for the 2015 third quarter, the linked 2015 second quarter and the comparative 2014 third quarter, respectively. This increase primarily reflects the additional fees and service charges generated from the branch acquisition transaction. We anticipate additional service charge revenue from deposits going forward, as we focus on growing our core deposit base through new customer acquisition.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees was $792,000 for the 2015 third quarter, compared to $877,000 in the linked 2015 second quarter and $677,000 for the 2014 third quarter.  Due to volatility in interest rates, mortgage originations declined slightly in the third quarter, as compared to the second quarter.  We anticipate mortgage origination volumes to remain relatively unchanged during the fourth quarter of 2015. However, new loan volume may be somewhat dampened as new regulatory changes are implemented. We will continue to explore various strategies to enhance our non-interest income from our mortgage division, including the purchasing of servicing rights.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $127,000 for the 2015 third quarter, compared to $128,000 the linked 2015 second quarter and $133,000 for the 2014 third quarter.

Net losses from sales of OREO were $63,000 for the 2015 third quarter, compared to gains of $27,000 for the linked 2015 second quarter and $9,000 for the 2014 third quarter, as the Bank continues in its efforts of disposing of nonperforming assets.

Net gains from investment securities sales were $503,000 for the 2015 third quarter, compared to $201,000 for the linked 2015 second quarter and none for the 2014 third quarter. During 2014, we implemented a strategy to pre-invest a large portion of the anticipated acquisition transaction proceeds into short and intermediate term investment securities until the funds could be converted to higher yielding assets. During the 2015 third quarter and linked second quarter, we sold $14.8 million and $9.1 million, respectively, of investment securities primarily to fund net growth in our loan portfolio and to exit certain municipalities with exposure to the oil and gas industries.

For the first nine months of 2015, total non-interest income increased to $10.6 million, from $6.3 million for the first nine months 2014. Fees and service charges on deposits increased significantly to $6.1 million for the first nine months of 2015, from $3.2 million for the 2014 nine month period, primarily resulting from additional revenue generated from accounts acquired in the branch transaction with BOA. Revenue generated from the sale and servicing of mortgage loans and loan fees increased to $2.3 million for the first nine months of 2015, from $1.8 million for 2014 nine month period. Net gains recognized from the sale of investment securities increased to $955,000 for the first nine months of 2015, from $14,000 for the first nine months of 2014, reflecting an increased volume of sales activity in the respective periods. Net gains from sales of OREO declined to $10,000 for the first nine months of 2015, from $82,000 for the first nine months of 2014. BOLI earnings declined to $382,000 for the first nine months of 2015, from $398,000 for the first nine months of 2014.

Non-Interest Expense

Total non-interest expense was $9.0 million for both the 2015 third quarter and the linked 2015 second quarter, but was an increase over the $6.5 million reported for the comparative 2014 third quarter. For the first nine months of 2015, total non-interest expense increased to $27.3 million, from the $19.6 million reported in the first nine months of 2014.

Compensation and benefit expenses, the largest component of non-interest expenses, increased to $4.9 million for the 2015 third quarter, from $4.8 million for the linked 2015 second quarter and $3.8 million comparative 2014 third quarter. For the first nine months of 2015, compensation expense increased to $14.5 million, from $11.5 million for the first nine months of 2014. The increase for the respective 2015 periods is primarily attributable to the expense of the staff in the nine acquired branch offices, as well as administrative staff required to support those new offices and the addition of experienced bankers to generate earning asset growth. The Bank will continue to invest in professionals that allow us to expand our market share and meet the growing needs of our customers.

FDIC insurance premiums increased to $163,000 for the 2015 third quarter, from $149,000 for the linked 2015 second quarter and $137,000 for the comparative 2014 third quarter. For the first nine months of 2015, FDIC insurance was $445,000, compared to $421,000 for the first nine months of 2014. The increased quarterly FDIC insurance premium is primarily attributable to growth of the deposit insurance assessment calculation base resulting from the acquisition transaction.

Premises and equipment expense was $1.3 million for both the 2015 third quarter the linked 2015 second quarter, but was an increase over the $877,000 reported for the comparative 2014 third quarter. For the first nine months of 2015, premises and equipment expense increased to $4.0 million from $2.5 million for the first nine months of 2014. While the branch acquisition has resulted in increased infrastructure cost over our historical levels, we continue to explore opportunities to gain efficiency and performance improvement from our branch network and will consider opportunities, such as expansions and consolidations. As such, given our current branch structure, we would anticipate occupancy cost to maintain or improve from their current levels.

Advertising expense was $219,000 for the 2015 third quarter, compared to $217,000 for the linked 2015 second quarter and $127,000 for the 2014 third quarter. For the first nine months of 2015, advertising expense increased to $598,000, from $296,000 for the first nine months of 2014. We are investing in building our brand awareness throughout our expanded geographic footprint with additional marketing efforts, and anticipate our advertising expenses to continue at current levels.

Data processing costs declined to $819,000 for the 2015 third quarter, from $880,000 for the linked 2015 second quarter, but increased by $252,000, when compared to the $567,000 reported for the 2014 third quarter. For the first nine months of 2015, data processing expense increased to $2.8 million, from $1.7 million for the first nine months of 2014. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes. As we continue to focus on new customer acquisition and to invest in emerging technology to better serve our customer base, we anticipate that data processing costs will continue at current levels.

Total amortization of intangible assets, including mortgage servicing rights and identifiable intangible assets, was $130,000 for both the 2015 third quarter and the linked 2015 second quarter, compared to $56,000 for the 2014 third quarter. For the first nine months of 2015, amortization of intangible assets increased to $387,000, from $164,000 for the first nine months of 2014. Amortization of mortgage servicing rights was $58,000 for both the 2015 third quarter and the linked 2015 second quarter, compared to a $56,000 for the 2014 third quarter. Amortization of the Company’s core deposit intangible, which is the only identifiable intangible asset subject to amortization, was $72,000 for both the 2015 third quarter and the linked 2015 second quarter, compared to none for the 2014 third quarter.

Total expenses for OREO properties were $99,000 for the 2015 third quarter, compared to $157,000 for the linked 2015 second quarter and $167,000 for the 2014 third quarter. Expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties were $89,000 for the 2015 third quarter, compared to $115,000 for the linked 2015 second quarter and $94,000 for the 2014 third quarter. Quarterly OREO valuation adjustments were $10,000 for the 2015 third quarter, compared to $41,000 for the linked 2015 second quarter and $73,000 for the 2014 third quarter. For the first nine months of 2015, total OREO related expenses increased to $463,000, from $396,000 for the first nine months of 2014.

Other non-interest expense was $1.3 million for the 2015 third quarter, compared to $1.4 million for the linked 2015 second quarter and $779,000 for the comparative 2014 third quarter. For the first nine months of 2015, other non-interest expense increased to $4.1 million, from $2.6 million for the first nine months of 2014. The year-over-year increase in operating expenses is primarily due to the branch offices acquired.

Income tax expense was $611,000 for the 2015 third quarter compared to $486,000 for the linked 2015 second quarter and $489,000 for the 2014 third quarter. Taxes for the third quarter of 2015 includes a one-time $80,000 expense adjustment due a write down of our deferred tax asset given the impending decline in the North Carolina statutory tax rate for 2016. For the first nine months of 2015, income tax expense increased to $1.4 million, from $1.3 million for the first nine months of 2014. Exclusive of the $80,000 one-time adjustment noted above, the effective income tax rates were 28.73% for the 2015 third quarter, 29.62% for the linked 2015 second quarter and 25.65% for the comparative 2014 third quarter. Exclusive of the $80,000 one-time adjustment noted above, the effective income tax rates were 28.49% and 25.04% for the respective 2015 and 2014 nine month periods. The income from the Bank’s investment in BOLI and tax-exempt municipal bonds contribute to lowering the Company’s tax burden.

During the third quarter of 2015, the Company determined that its income tax expense associated with prior periods had been understated by a net amount of $434,000.  For the periods prior to 2014 the cumulative net income tax expense understatement was $651,000.  During 2014 the Company overstated income tax expense by $217,000.  As a result our deferred tax asset and our income tax receivable accounts have been adjusted to reflect the correction of this error, with a corresponding $434,000 reduction recorded to retained earnings.  These corrections are similarly reflected as an adjustment to retained earnings as of December 31, 2014 in the consolidated statement of changes in equity.

Balance Sheet

Total assets increased to $913.4 million at September 30, 2015, from $885.4 million at December 31, 2014. The increase is attributable to a net increase in the volume of earning assets, resulting primarily from net growth in the loan and lease receivable portfolio, and partially offset by the sale of investment securities and a reduction in the level of cash on our balance sheet to help fund loan growth.

Loans and leases held for investment grew by $86.9 million during the first nine months of 2015. This reflects the ninth consecutive quarterly growth in loans and leases held for investment. As a result of this net growth, total loans and leases held for investment increased to $567.3 million at September 30, 2015, from $480.4 million at December 31, 2014. Loans held for sale were $4.0 million at September 30, 2015, compared to $4.8 million at December 31, 2014.

The investment securities portfolio and interest-bearing deposits declined to $273.7 million at September 30, 2015, from $325.6 million at December 31, 2014. As previously noted, in 2014 the Bank implemented a strategy to pre-invest a large portion of the anticipated BOA transaction proceeds into short and intermediate term investment securities until the funds can be converted to higher yielding assets. During the first nine months of 2015, the Bank sold $37.7 million of investment securities primarily to fund our loan portfolio growth and to exit certain municipalities.

The Bank’s investment in BOLI was $15.5 million at September 30, 2015, compared to $15.1 million at December 31, 2014. The increase in BOLI levels is due to higher policy cash values.

Identifiable intangible assets were $2.0 million at September 30, 2015, compared to $2.2 million at December 31, 2014, reflecting the core deposit intangible associated with the acquisition transaction, which is being amortized over a ten year period.

Total deposits declined by $5.0 million to $783.3 million at September 30, 2015, from $788.3 million at December 31, 2014. Non-interest bearing accounts, savings accounts and certificates of deposit grew by $10.1 million, $15.6 million and $1.7 million, respectively, and were offset by decreases of $32.4 million in interest bearing demand balances. Certificates of deposits represent 32.7% of total deposits at September 30, 2015, compared to 32.3% at December 31, 2014. Non-interest bearing increased to 20.1% of total deposits at September 30, 2015, from 18.7% at December 31, 2014.

Stockholders' equity increased to $81.6 million at September 30, 2015, from $80.0 million at December 31, 2014. This increase primarily reflects the $3.1 million of net income earned for the first nine months, net of a $78,000 increase in accumulated other comprehensive income primarily resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, $716,000 of cash dividends declared, and $909,000 used to acquire shares of the Company’s common stock pursuant to an announced repurchase program. There were 9,489,222 common shares outstanding at September 30, 2015, compared to 9,598,007 shares outstanding at December 31, 2014, reflecting the net effect of 3,359 shares issued pursuant to the vesting of restricted stock awards and 112,144 shares purchased through the stock repurchase program.

The tangible equity to assets ratio was 8.26% at September 30, 2015, compared to 8.31% at December 31, 2014. Despite the decline in tangible equity, our tangible book value per common share increased to $7.95 at September 30, 2015, from $7.67 at December 31, 2014, primarily as a result of our share repurchases.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.54% for the 2015 third quarter, compared with 0.53% for the linked 2015 second quarter and 0.79% for the 2014 third quarter. ROE is 5.99% for the 2015 third quarter, compared with 5.66% for the linked 2015 second quarter and 7.05% for the 2014 third quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 82.26% for the 2015 third quarter, compared to 83.71% for the linked 2015 second quarter, and the 72.52% for the 2014 third quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 32 full service branch offices located throughout eastern and central North Carolina.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. First South Bancorp, Inc.’s management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the attached disclosures for a reconciliation of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2015	2014
	(Unaudited)	(As restated)
Assets

Cash and due from banks	$17,825,684	$23,281,016
Interest-bearing deposits with banks	24,860,710	32,835,661
Investment securities available for sale, at fair value	248,352,358	292,298,910
Investment securities held to maturity	508,169	507,309
Loans held for sale:
Mortgage loans	4,029,423	4,792,943
Total loans held for sale	4,029,423	4,792,943

Loans and leases held for investment	567,304,315	480,436,270
Allowance for loan and lease losses	(7,569,573)	(7,519,970)
Net loans and leases held for investment	559,734,742	472,916,300

Premises and equipment, net	15,289,727	15,821,436
Other real estate owned	6,506,062	7,755,541
Federal Home Loan Bank stock, at cost	2,199,300	606,500
Accrued interest receivable	2,678,319	2,851,650
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,228,702	1,178,115
Identifiable intangible assets	1,967,363	2,182,909
Income tax receivable	-	1,591,105	(a)
Bank-owned life insurance	15,507,035	15,125,498
Prepaid expenses and other assets	8,461,656	7,467,178	(b)

Total assets	$913,367,826	$885,430,647

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$157,609,019	$147,543,594
Interest bearing demand	236,116,807	268,472,945
Savings	133,569,878	117,932,606
Large denomination certificates of deposit	110,764,798	111,523,043
Other time	145,250,812	142,808,182
Total deposits	783,311,314	788,280,370

Borrowed money	33,000,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,123,221	6,837,701
Total liabilities	831,744,535	805,428,071

Common stock, $.01 par value, 25,000,000 shares authorized; 9,489,222 and 9,598,007 shares outstanding, respectively	94,892	95,980
Additional paid-in capital	35,920,933	35,869,195
Retained earnings	42,360,680	40,868,919	(c)
Accumulated other comprehensive income	3,246,786	3,168,482
Total stockholders' equity	81,623,291	80,002,576

Total liabilities and stockholders' equity	$913,367,826	$885,430,647

(a) - reduced income tax receivable for prior period error

(b) - increased deferred tax asset for prior period error

(c) - reduced retained earnings for prior period error

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014		2015	2014
		(As restated)			(As restated)
Interest income:
Interest and fees on loans	$6,639,177	$6,068,196		$18,834,471	$17,966,829
Interest on investments and deposits	1,577,440	1,248,382		5,047,181	3,642,464
Total interest income	8,216,617	7,316,578		23,881,652	21,609,293

Interest expense:
Interest on deposits	598,081	522,861		1,730,070	1,608,913
Interest on borrowings	54,077	112,174		61,593	157,287
Interest on junior subordinated notes	141,578	81,371		421,656	242,651
Total interest expense	793,736	716,406		2,213,319	2,008,851

Net interest income	7,422,881	6,600,172		21,668,333	19,600,442
Provision for credit losses	335,000	400,000		475,000	1,100,000
Net interest income after provision for credit losses	7,087,881	6,200,172		21,193,333	18,500,442

Non-interest income:
Deposit fees and service charges	2,093,101	1,118,599		6,067,959	3,184,808
Loan fees and charges	62,960	39,057		179,196	117,615
Mortgage loan servicing fees	263,679	248,399		807,126	724,827
Gain on sale and other fees on mortgage loans	528,745	428,514		1,486,278	1,076,583
Gain on sale of other real estate, net	(63,402)	8,949		9,814	82,369
Gain on sale of investment securities	502,576	-		954,514	13,509
Other income	378,574	401,584		1,057,395	1,133,910
Total non-interest income	3,766,233	2,245,102		10,562,282	6,333,621

Non-interest expense:
Compensation and fringe benefits	4,935,133	3,826,855		14,475,105	11,454,632
Federal deposit insurance premiums	163,200	137,253		445,081	420,873
Premises and equipment	1,312,123	877,447		3,976,577	2,534,608
Advertising	218,827	126,892		598,477	295,905
Data processing	818,680	566,513		2,805,101	1,720,321
Amortization of intangible assets	129,527	55,796		386,597	164,008
Other real estate owned expense	99,234	167,164		462,825	395,652
Other	1,330,098	779,226		4,137,281	2,592,176
Total non-interest expense	9,006,822	6,537,146		27,287,044	19,578,175

Income before income tax expense	1,847,292	1,908,128		4,468,571	5,255,888
Income tax expense	610,680	489,347	(a)	1,352,983	1,315,896	(a)

NET INCOME	$1,236,612	$1,418,781		$3,115,588	$3,939,992

Per share data:
Basic earnings per share	$0.13	$0.15	(a)	$0.33	$0.41	(a)
Diluted earnings per share	$0.13	$0.15	(a)	$0.33	$0.41	(a)
Dividends per share	$0.025	$0.025		$0.075	$0.075
Average basic shares outstanding	9,500,885	9,598,007		9,532,393	9,626,346
Average diluted shares outstanding	9,520,943	9,616,004		9,552,298	9,644,834

(a) - revised for prior period error

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014	9/30/2015	9/30/2014
				(As restated)	(As restated)		(As restated)
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets (1)	$913,368	$899,390	$879,215	$885,431	$734,225	$913,368	$734,225

Loans held for sale:	$4,029	$6,171	$7,947	$4,793	$5,540	$4,029	$5,540

Loans held for investment (HFI):
Mortgage	$71,148	$68,812	$66,957	$66,391	$67,791	$71,148	$67,791
Commercial	419,784	399,734	346,326	338,861	331,209	419,784	331,209
Consumer	61,934	62,265	62,756	62,792	61,959	61,934	61,959
Leases	14,438	12,825	12,637	12,392	12,054	14,438	12,054
Total loans held for investment	567,304	543,636	488,676	480,436	473,013	567,304	473,013
Allowance for loan and lease losses	(7,570)	(7,364)	(7,203)	(7,520)	(7,504)	(7,570)	(7,504)
Net loans held for investment	$559,734	$536,272	$481,473	$472,916	$465,509	$559,734	$465,509

Cash & interest bearing deposits	$42,686	$36,600	$59,641	$56,117	$20,106	$42,686	$20,106
Investment securities	248,861	260,628	272,990	292,806	188,472	248,861	188,472
Premises and equipment	15,290	15,246	15,481	15,821	12,494	15,290	12,494
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	1,967	2,039	2,111	2,183	0	1,967	0
Mortgage servicing rights	1,229	1,213	1,160	1,178	1,171	1,229	1,171

Deposits:
Non-interest checking	$157,609	$158,929	$147,946	$147,544	$99,219	$157,609	$99,219
Interest checking	167,673	169,736	180,114	180,558	130,421	167,673	130,421
Money market	68,443	69,646	84,379	87,915	52,052	68,443	52,052
Savings	133,570	131,078	123,457	117,932	90,190	133,570	90,190
Certificates	256,016	243,480	248,129	254,331	230,166	256,016	230,166
Total deposits	$783,311	$772,869	$784,025	$788,280	$602,048	$783,311	$602,048

Borrowings	$33,000	$32,000	$0	$0	$37,500	$33,000	$37,500
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity (1)	81,623	79,687	80,968	80,003	79,921	81,623	79,921

Consolidated earnings summary:
Interest income	$8,217	$7,901	$7,764	$7,569	$7,316	$23,882	$21,609
Interest expense	794	712	708	742	716	2,213	2,009
Net interest income	7,423	7,189	7,056	6,827	6,600	21,669	19,600
Provision for credit losses	335	140	0	0	400	475	1,100
Noninterest income	3,766	3,616	3,180	2,251	2,245	10,562	6,334
Noninterest expense	9,007	9,026	9,254	8,896	6,537	27,287	19,578
Income before taxes	1,847	1,639	982	182	1,908	4,469	5,256
Income tax expense (1)	610	485	257	33	489	1,353	1,316
Net income (1)	$1,237	$1,154	$725	$149	$1,419	$3,116	$3,940

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$1,847	$1,639	$982	$182	$1,908	$4,469	$5,256
Provision for credit losses	335	140	0	0	400	475	1,100
Pre-tax pre-provision net income	2,182	1,779	982	182	2,308	4,944	6,356
Securities (gains) losses, net	(503)	(201)	(251)	0	0	(955)	(14)
OREO valuations	10	41	44	131	62	95	73
OREO (gains) losses, (net)	63	(27)	(46)	(33)	(9)	(10)	(82)
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$1,752	$1,592	$729	$280	$2,361	$4,074	$6,333

Per Share Data:
Basic earnings per share (1)	$0.13	$0.12	$0.08	$0.02	$0.15	$0.33	$0.41
Diluted earnings per share (1)	$0.13	$0.12	$0.08	$0.02	$0.15	$0.33	$0.41
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.025	$0.075	$0.075
Book value per share (1)	$8.60	$8.38	$8.50	$8.34	$8.33	$8.60	$8.33
Tangible book value per share (1)	$7.95	$7.73	$7.83	$7.67	$7.89	$7.95	$7.89

Average basic shares	9,500,885	9,526,656	9,570,820	9,598,007	9,598,007	9,532,393	9,626,346
Average diluted shares	9,520,943	9,546,235	9,590,979	9,618,820	9,616,004	9,552,298	9,644,834

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014	9/30/2015	9/30/2014
				(As restated)	(As restated)		(As restated)
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.01%	4.02%	3.97%	4.18%	4.52%	4.00%	4.58%
Cost of interest bearing liabilities	0.48%	0.45%	0.44%	0.48%	0.53%	0.46%	0.51%
Net interest spread	3.53%	3.57%	3.53%	3.70%	3.99%	3.54%	4.07%
Net interest margin	3.63%	3.67%	3.62%	3.78%	4.09%	3.64%	4.16%
Avg earning assets to total avg assets (1)	91.65%	91.33%	91.26%	92.23%	91.36%	91.39%	91.51%

Return on average assets (annualized) (1)	0.54%	0.53%	0.33%	0.07%	0.79%	0.47%	0.75%
Return on average equity (annualized) (1)	5.99%	5.66%	3.61%	0.73%	7.05%	5.08%	6.74%
Efficiency ratio	82.26%	83.71%	91.30%	96.31%	72.52%	85.63%	74.26%

Average assets (1)	$904,017	$877,480	$879,223	$793,852	$716,650	$887,170	$700,256
Average earning assets	$828,538	$801,396	$802,387	$732,153	$654,700	$810,774	$640,797
Average equity (1)	$81,975	$81,799	$81,446	$81,305	$79,802	$81,990	$78,108

Equity/Assets (1)	8.94%	8.86%	9.21%	9.04%	10.89%	8.94%	10.89%
Tangible Equity/Assets (1)	8.26%	8.16%	8.49%	8.31%	10.31%	8.26%	10.31%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$799	$990	$858	$723	$317	$799	$317
Non-Earning	964	806	1,158	1,075	940	964	940
Total Non-TDR nonaccrual loans	$1,763	$1,796	$2,016	$1,798	$1,257	$1,763	$1,257
TDR nonaccrual loans
Past Due TDRs	$1,250	$1,065	$1,206	$1,233	$1,260	$1,250	$1,260
Current TDRs	463	1,459	1,194	2,007	2,027	463	2,027
Total TDR nonaccrual loans	$1,713	$2,524	$2,400	$3,240	$3,287	$1,713	$3,287
Total nonaccrual loans	$3,476	$4,320	$4,416	$5,038	$4,544	$3,476	$4,544
Loans >90 days past due, still accruing	183	248	0	389	476	183	476
Other real estate owned	6,506	7,009	7,082	7,756	8,103	6,506	8,103
Total nonperforming assets	$10,165	$11,577	$11,498	$13,183	$13,123	$10,165	$13,123

Allowance for loan and lease losses to loans held for investment	1.33%	1.35%	1.47%	1.57%	1.59%	1.33%	1.59%

Net charge-offs (recoveries)	$129	$(21)	$317	$(17)	$822	$425	$1,205
Net charge-offs (recoveries) to total loans	0.02%	0.00%	0.06%	0.00%	0.17%	0.07%	0.25%
Total nonaccrual loans to total loans HFI	0.61%	0.79%	0.90%	1.05%	0.96%	0.61%	0.96%
Total nonperforming assets to total assets	1.11%	1.29%	1.31%	1.49%	1.79%	1.11%	1.79%
Total loans to total deposits	72.94%	71.14%	63.34%	61.56%	79.49%	72.94%	79.49%
Total loans to total assets (1)	62.55%	61.13%	56.48%	54.80%	65.18%	62.55%	65.18%
Loans serviced for others	$297,764	$300,801	$301,482	$306,822	$310,341	$297,764	$310,341

(1) Certain amounts and ratios for prior periods have been restated for correction of an error

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